PURCHASE AND SALE AGREEMENT

        PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 27, 2006, between Wellsford Real Properties, Inc. (“Seller”), and Beekman Acquisition LLC, a New York limited liability company (“Buyer”).

Recitals

        A.         Seller holds a 99% membership interest in Beekman Housing Ventures, LLC (the “Company”), a Delaware limited liability company governed pursuant to a Limited Liability Company Operating Agreement, dated as of December 1, 2004 (the “Operating Agreement”).

        B.         Beekman Holdings, Inc., a New York corporation and wholly-owned subsidiary of Seller (“Holdings”) holds a 1% membership interest in the Company.

        C.         The Company is (i) the owner of the property known as Lot 3, filed map 8770, on Route 55, Beekman, New York (the “Beekman Property”), (ii) the contract vendee under a Contract of Sale dated December 22, 2004 (the “Diamond Horse Contract”) between Diamond Horse Developers, Inc. (“Diamond Horse”) and the Company with respect to property known as 2640 Route 55, Poughquag (Town of Beekman), New York (the “Diamond Horse Property,” and together with the Beekman Property, the “Properties”), and (iii) the holder of a Consolidated Fixed Rate Note dated December (undated), 2004 made by Diamond Horse to the Company in the amount of $300,000 which secures the repayment of the downpayment under the Diamond Horse Contract, if and when applicable (the “Diamond Horse Note”) and a Consolidated Mortgage dated December 22, 2004 made by Diamond Horse to the Company, securing the Diamond Horse Note and encumbering the Diamond Horse Property (the “Diamond Horse Mortgage”).

        D.         The Company’s deferred compensation plan (the “Deferred Compensation Plan”) holds assets and related account balances representing vested compensation previously earned by Messrs. Jeffrey H. Lynford and Edward Lowenthal, subject to the corresponding future obligation of the Company to pay deferred compensation to each of Messrs Lynford and Lowenthal.

        E.         In connection with the proposed plan of liquidation described in the proxy statement of Seller dated October 10, 2005 (the “Plan of Liquidation”), Seller desires to sell to Buyer and Buyer desires to purchase from Seller, (a) all of Seller’s 99% membership interest in the Company (the “Assigned Membership Interest”) and (b) all of the common stock of Holdings owned by Seller (the “Assigned Stock Interest”, and together with the Assigned Membership Interest, the “Assigned Interests”). The transfer of the Assigned Membership Interest shall be evidenced by an Assignment and Assumption Agreement, dated as of the date of the Closing (as defined in Section 3). The transfer of the Assigned Stock Interest shall be evidenced by a stock power (the “Stock Power”) in form and substance satisfactory to Buyer annexed to the stock certificate (the “Stock Certificate”) representing the Assigned Stock Interest.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto hereby agree as follows:

        1.         Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall, at the Closing, sell, assign and transfer to Buyer all of Seller’s right, title and interest in and to the Assigned Interests for a purchase price (the “Purchase Price”) equal to $ 1,296,939.66. The Purchase Price will be allocated among the Assigned Interests as follows: 99% to the Assigned Membership Interest and 1% to the Assigned Stock Interest.

        2.         Representations and Warranties. (a) Seller hereby represents and warrants to Buyer that:

                (i)         Organization, Standing and Power. (A) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power to own, lease and operate its property and carry on its business as currently conducted by it.

                         (B)        The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Holdings is a corporation, duly organized validly existing and in good standing under the laws of the State of New York, with full limited liability company power and corporate power, respectively, and authority to own, lease and operate their respective properties, and carry on their respective businesses as currently conducted by them. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company or Holdings, or the conduct of the Company’s or Holdings’ respective businesses, makes it necessary for the Company to qualify to do business as a foreign company or Holdings to qualify as foreign corporation, except where any failure to be so qualified would not have a material adverse effect on the Company or Holdings, as the case may be. True and complete copies of the Certificate of Formation of the Company (the “Certificate of Formation”) and the Operating Agreement of the Company and the Certificate of Incorporation of Holdings (“Certificate of Incorporation”), which remain in full force and effect and have not been modified, have heretofore been furnished to Buyer. There is no action or proceeding pending or contemplated to dissolve the Company or Holdings or to terminate the Operating Agreement.

(ii) Assigned Membership Interest. Seller owns the Assigned Membership Interest. The Assigned Membership Interest constitutes a 99% membership interest in the Company. There are no options, warrants or other rights (including conversion or preemptive rights), agreements, arrangements or commitments of any character relating to the issued or unissued membership interests of the Company or obligating the Company to issue or sell any membership interests of or other equity interests in the Company. Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of the Company to (A) repurchase, redeem or otherwise reacquire any ownership interest (or any interest therein) of the Company, (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (C) issue or distribute to any Person (as defined below) any membership interest of the Company, or (D) issue or distribute to holders of any of the membership interests of the Company any evidences of indebtedness or assets of the Company. Other than the Operating Agreement and this Agreement, Seller is not a party or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to the Assigned Membership Interest. For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

                (iii)         Assigned Stock Interest. Seller owns the Assigned Stock Interest. The Assigned Stock Interest constitutes all of the issued and outstanding shares of capital stock of Holdings. There are no options, warrants or other rights (including conversion or preemptive rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdings or obligating Holdings to issue or sell any stock of or other equity interests in Holdings. Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Holdings to (A) repurchase, redeem or otherwise reacquire any ownership interest (or any interest therein) of Holdings, (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (C) issue or distribute to any Person any stock interest of Holdings, or (D) issue or distribute to holders of any stock of Holdings any evidences of indebtedness or assets of Holdings. Other than this Agreement, Holdings is not a party or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to the Assigned Stock Interest.

                (iv)         Ownership of Assigned Interests. Seller owns the Assigned Interests, free and clear of any and all Liens, and at the time of the Closing will own all of the Assigned Interests, free and clear of any and all Liens. For purposes of this Agreement, “Lien” shall mean all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever.

                (v)         Interests in Other Entities. Neither the Company nor Holdings owns or controls, directly or indirectly, any interest in any other Person.

                (vi)         Authority; Binding Agreement. The execution and delivery by Seller of this Agreement and of all of the other documents executed and delivered, or to be executed and delivered, pursuant hereto, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller and Seller has all necessary power and authority with respect thereto. This Agreement is, and, when executed and delivered by Seller, each of the other documents to be delivered by Seller pursuant hereto will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

(vii) Noncontravention. Neither the execution and delivery by Seller of this Agreement or any other documents to be executed and delivered by Seller pursuant to this

Agreement, nor, the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Seller of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Formation, the Operating Agreement or the Certificate of Incorporation, or (B) result in the creation or imposition of any Liens upon the Assigned Interests.

                (viii)         Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Seller, the Company or Holdings is required, and no other consents or waivers are necessary, in connection with the consummation of the transactions contemplated hereby and by the documents to be executed and delivered at the Closing, except for stockholder approval of the plan of liquidation.

                (ix)         Compliance with Law; Licenses, Permits. The Company and Holdings are in compliance in all material respects with all applicable laws, rules and regulations currently in effect. There are no certificates of occupancy, licenses, permits or approvals with respect to the Properties issued by any governmental or quasi governmental authority. The Company and Holdings have all governmental permits, licenses and authorizations necessary for the conduct of their respective businesses as presently conducted. Set forth on Exhibit A is a list of all filings made with governmental or quasi-governmental authorities with respect to the Properties.

                (x)         Financial Statements; Undisclosed Liabilities. Intentionally omitted.

                (xi)         Title to Assets. The Company and Holdings have good title to all of the assets and properties which they purport to own, free and clear of all Liens. Holdings owns no assets other than its 1% membership interest in the Company. The Properties constitute all real property which is owned, leased (whether as lessor or lessee) or subject to a contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company or Holdings, or which is subject to a title retention or conditional sales agreement or other security device. The Company’s fee interest in the Beekman Property is subject only to those title exceptions set forth in First American Title Insurance Company of New York title policy O-1825 dated February 15, 2005. The Company’s mortgagee interest in the Diamond Horse Property is subject only to those title exceptions set forth in Fidelity National Title Insurance Company title policy 1412-809568 dated December 29, 2004.

(xii) Commitments. Exhibit B sets forth a list of each contract or agreement, whether written or oral (including any and all amendments thereto), to which the Company or Holdings is a party or by which the Company or Holdings is bound (collectively, the “Commitments”). Neither the Company nor Holdings is in breach of or default under any of the Commitments, nor has any event or omission occurred on the part of the Company or Holdings which through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder or cause the acceleration of or give rise to the right to accelerate the Company’s or Holdings’ obligations thereunder or result in the creation of any Lien on any of the assets owned, used or occupied by the Company or Holdings thereunder. To the knowledge of Seller, no third party is in breach of or default under any Commitment, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof. Neither the execution, delivery and performance of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement will conflict with, or result in the breach of, termination of, give rise to any Lien or constitute a default under, or require the consent of any other party to, any Commitments. Seller has delivered or made available to Buyer true and correct copies of each of the Commitments, each as amended to date.

                (xiii)         Insurance. Exhibit C sets forth a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance currently in effect with respect to the business and properties of the Company and Holdings. All such insurance is in full force and effect, and no notice of non renewal, cancellation or termination, or reduction of coverage, or intention not to renew or to cancel, terminate or reduce coverage, has been received with respect to any policy for such insurance. Except as set forth in Exhibit C, the insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing, neither the Company nor Holdings will continue to be covered under such policies, excepting out those title policies referred to in subparagraph (xi) above. Except as set forth in Exhibit C, no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Seller has delivered to Buyer true and correct copies of all the insurance policies set forth in Exhibit C.

                (xiv)         Litigation. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of Seller, threatened relating to the Company or Holdings or their officers or the Properties, nor, to the knowledge of Seller, is there any reasonable basis therefor.

                (xv)         Related Party Transactions. Neither the Company nor Holdings is presently engaged in any transaction, arrangement or other involvement with any member, manager, employee, agent consultant or affiliate of the Company, other than the transaction contemplated hereby.

(xvi) Employee Benefit Plans. Neither the Company nor Holdings has any employees. Except for the Company’s Deferred Compensation Plan, neither the Company nor Holdings has any Benefit Plans or Benefit Arrangements. The term “Benefit Plans” shall mean “employee benefit plans” as defined in Section 3(3) of ERISA, maintained or contributed to by the Company or Holdings or in which the Company or Holdings participates or participated and which provides benefits to employees or their spouses or covered dependents, including (A) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA and (B) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA. The term “Benefit Arrangements” shall mean each and all pension, supplemental pension, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance and benefits (including medical, dental and hospitalization), savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts (other than individual employment, consulting or severance contracts), policies or practices of the Company or Holdings providing employee or executive compensation or benefits to employees.

                (xvii)         Taxes. (A) All federal, state, local and foreign income and other tax returns required to be filed with respect to the Company and Holdings have been filed in a timely manner (taking into account all extensions of due dates) and all taxes shown as due thereon have been paid, (B) there are no Liens for unpaid taxes (other than taxes not yet due and payable) upon the assets of the Company and Holdings, (C) no claims or deficiencies for income or franchise taxes have been asserted or assessed in writing against the Company or Holdings which remain unpaid, (D) no waivers of statutes of limitation are in effect in respect of any tax returns or tax obligations of the Company or Holdings, (E) the Company and Holdings have withheld and paid all taxes required to have been withheld and paid by it in connection with payments or distributions to their employees or other recipients and (F) the Company has not made any election to be taxed as a corporation or to be excluded from subchapter K of the Internal Revenue Code of 1986, as amended.

                (xviii)         Labor Matters. Neither the Company nor Holdings has experienced any work stoppage due to labor disagreements, any material labor dispute, or, to the best knowledge of Seller, any union organization attempt in connection with its business. There is no labor strike, written request for representation, slowdown or stoppage actually pending or, to the best knowledge of Seller, threatened against the Company or Holdings. There are no administrative charges or court complaints against the Company or Holdings concerning alleged employment discrimination or other employment related matters pending or, to the best knowledge of Seller, threatened before the U.S. Equal Employment Opportunity Commission or any government entity. There is not pending as of the date hereof any complaint against the Company or Holdings issued by or pending before the National Labor Relations Board or any comparable governmental body.

                (xix)         Brokerage. No investment banker, broker, finder or other intermediary was engaged by or dealt with Seller, the Company or Holdings in connection with any of the transactions contemplated by this Agreement.

        (b)           Buyer hereby represents and warrants to Seller that:

(i) the execution and delivery by Buyer of this Purchase and Sale Agreement, the Assignment and Assumption Agreement and the other agreements referred to herein and required to be executed by it, (A) are within Buyer’s limited liability company power and authority, (B) have been duly authorized by all requisite limited liability company or other action, (C) do not violate any provision of law, any order of any court or other agency of government, (D) do not violate Buyer’s Operating Agreement as in effect as of the date hereof, and (E) will not violate, conflict with, cause or result in a breach of or default under (with due notice or lapse of time or both) any provision of any material indenture, agreement or other instrument to which Buyer or any of its properties or assets is bound;

                (ii)         this Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                (iii)         Brokerage. No investment banker, broker, finder or other intermediary was engaged by or dealt with Buyer in connection with any of the transactions contemplated by this Agreement.

            (c)         Buyer acknowledges and agrees that it is purchasing the Assigned Interests for investment and not with a view to any public resale or other distribution thereof and has no present intention or plan of distributing or selling such Assigned Interests or granting any participation therein. Buyer acknowledges that the Assigned Interests have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and that the Assigned Interests may not be sold, transferred or otherwise disposed of, without registration under the Act and any other applicable state securities laws, or pursuant to an exemption therefrom.

        3.         Closing.

            (a)         The closing of the transaction described herein (the “Closing”) shall be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 on the date of this Agreement. The term “Closing Date” as used in this Agreement refers to the date that the Closing occurs.

            (b)         At the Closing, (i) Buyer shall pay any transfer taxes due in connection with the sale of the Assigned Interests, and (ii) there shall be no apportionment of any items of income and expense of the Beekman Property or the Company. In the event that any governmental authority hereafter asserts that any additional transfer tax is due in connection with the sale of the Assigned Interests, Buyer shall pay the same.

            (c)         The parties acknowledge that the Purchase Price includes the items of expense incurred by the Company in connection with the Properties as set forth on Exhibit D. To the extent that there are any other expenses incurred by the Company in connection with the Properties before the date hereof, Buyer shall reimburse Seller therefor upon receipt of evidence of such expenses.

        4.         Tax Matters

(a) Buyer shall be responsible for the preparation and timely filing of all federal, state, local and foreign income and other tax returns, reports or statements required to be filed with any taxing authority, with respect to the Company or Holdings relating to any period ending on or after the date of the Closing, and Seller agrees to promptly provide Buyer with such assistance and information, records or documents, as may reasonably be requested by Buyer, in connection with the preparation of any such tax return, report or statement. Buyer’s preparation of a tax return, report or statement with respect to the Company or Holdings for a period which begins before the date of the Closing and ends on or after the date of the Closing shall be subject to Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

            (b)         Seller shall be liable for and shall be required to promptly pay or reimburse Buyer or Holdings, for all taxes payable by or with respect to the Company or Holdings for any period which ends on or before the date of the Closing. To the extent the taxes payable are attributable to any period which includes the date of the Closing but does not begin or end on that day, the portion of taxes required to be paid or reimbursed to Buyer or Holdings shall be that portion that is attributable to that period which ends on the date of the Closing (determined on the basis of an interim closing of the books). Buyer shall be liable for and shall be required to pay all taxes payable by or with respect to the Company or Holdings for any period after the date of the Closing.

            (c)         To the extent any determination of tax liability of the Company or Holdings results in any refund of taxes, Seller shall be entitled to any such tax refund attributable to any period which ends on or before the date of the Closing. To the extent the tax refund is attributable to any period which includes the date of the Closing but does not begin or end on that day, the portion of such tax refund which shall belong to Seller shall be that portion that is attributable to that period which ends on the date of the Closing (determined on the basis of an interim closing of the books). Buyer shall promptly pay any such refund, and the interest actually received thereon, net of any taxes payable with respect to such refund, to Seller upon receipt thereof by Buyer. Buyer shall be entitled to any tax refund attributable to any period after the date of the Closing.

            (d)         Buyer shall have the sole right to represent the interests of the Company or Holdings in any tax audit or administrative or court proceeding relating to any period ending on or after the date of the Closing; provided, however, that there shall be no settlement or closing or other agreement with respect to such tax audit or proceeding relating to any period which begins before the date of the Closing and ends on or after the date of the Closing without the written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

        5.         Covenants. The parties hereto covenant that from and after the date hereof:

            (a)         Each of the parties hereto hereby agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations (and to the obligations of the other party hereto) to consummate the transactions contemplated hereby) to be satisfied; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

(b) Each party hereto agrees that prior to the Closing, it will not enter into any transaction and/or take any action, and will use its commercially reasonable efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

            (c)         Seller shall cause the Company to operate the Beekman Property in substantially the same manner it is being operated on the date hereof, and shall not allow the Company or Holdings to commit waste. Seller shall not permit the Company or Holdings to take any action with respect to the Diamond Horse Property, the Diamond Horse Contract, the Diamond Horse Note and/or the Diamond Horse Mortgage without the prior written consent of Buyer.

            (d)         The sale of the Assigned Membership Interest will cause the taxable year of the Company to close and a separate short-year federal income tax return will be filed for the period ending on the date of the Closing. Buyer and Seller agree to use their best efforts to cause the Company to make a valid and timely filed election under Section 754 of the Internal Revenue Code with such short-year return.

        6.         Buyer’s Conditions Precedent to Closing. The obligations of Buyer under this Agreement are, at Buyer’s option, subject to the satisfaction of the following conditions precedent:

            (a)         All of the representations and warranties made by Seller in this Agreement, and in other certificates, agreements or instruments which Seller has executed and delivered in connection with this Agreement, shall be true and correct in all material respects as of the date hereof and as of the Closing.

            (b)         The delivery of the executed Assignment and Assumption Agreement, dated as of the date of the Closing, evidencing the transfer of the Assigned Membership Interest by Seller to Buyer.

            (c)         The delivery of the Stock Power and Stock Certificate by Seller to Buyer.

            (d)         The delivery of a certificate of the Secretary or an Assistant Secretary, or comparable officer, of Seller dated as of the Closing, certifying that the representations and warranties of Seller remain true and correct in all material respects and certifying to: (i) corporate resolutions approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency of its officers authorized to execute and deliver this Agreement and any related documents.

        7.         Seller’s Conditions Precedent to Closing. The obligations of Seller under this Agreement are, at Seller’s option, subject to the satisfaction on or before the Closing of the following conditions precedent:

(a) All of the representations and warranties made by Buyer in this Agreement and in other certificate, agreements or instruments which Buyer has executed and delivered in connection with this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing.

            (b)         The delivery by Buyer to Seller of the Purchase Price in immediately available funds.

            (c)         The delivery of the executed Assignment and Assumption Agreement, dated as of the date of the Closing by Buyer to Seller.

            (d)         The delivery of a certificate of the manager, or comparable officer, of Buyer, dated as of the Closing, certifying that the representations and warranties of Buyer remain true and correct in all material respects and certifying to: (i) the limited liability company resolutions approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency of its managers or officers authorized to execute and deliver this Agreement and any related documents.

        8.         Closing Deliveries.

            (a)         At the Closing, Buyer shall deliver or cause to be delivered the following:

                (i)         the Purchase Price, by wire transfer of immediately available funds to such accounts as may be designated by Seller not less than two business days before the Closing;

                (ii)         Combined Real Estate Transfer Tax Return (Form TP-584), duly executed by Buyer in connection with the sale of the Assigned Membership Interest;

                (iii)         Combined Real Estate Transfer Tax Return (Form TP-584), duly executed by Buyer in connection with the sale of the Assigned Stock Interest; and

                (iv)         the Assignment and Assumption Agreement, duly executed by Buyer.

            (b)         At the Closing, Seller shall deliver or cause to be delivered the following:

                (i)         Combined Real Estate Transfer Tax Return (Form TP-584), duly executed by Seller in connection with the sale of the Assigned Membership Interest;

                (ii)         Combined Real Estate Transfer Tax Return (Form TP-584), duly executed by Seller in connection with the sale of the Assigned Stock Interest;

                (iii)         the Assignment and Assumption Agreement, duly executed by Seller;

                (iv)         evidence of the consent of Seller’s stockholders to the adoption of the plan of liquidation;

(v) a FIRPTA affidavit, duly executed by Seller;

                (vi)         resignations (effective as of the Closing Date) from such of the Company’s and Holdings’ members and officers, respectively, as Buyer shall have requested prior to the Closing Date;

                (vii)         the Company’s and Holdings’ minute books, certificate transfer records, seals and other materials related to the formation, operation and management of the Company and Holdings;

                (viii)         certificates of good standing dated as of within ten (10) business days from the Closing Date from the Secretary of State of the state of formation for the Company and state of incorporation for Holdings evidencing the good standing of the Company and Holdings in each jurisdictions in which said entities were formed, as well as any Certificates of Good Standing or Certificates of Authority from each jurisdiction in which the Company or Holdings is authorized to do business as a foreign corporation; and

                (ix)         such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

        9.         Termination. Intentionally omitted.

        10.         Indemnification

            (a)         Seller shall indemnify and hold harmless Buyer and Buyer’s affiliates, employees, officers, directors, shareholders, members, agents and representatives (collectively, “Buyer Indemnified Persons”) for, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim (collectively, “Damages”), resulting from:

                (i)         any breach of any representation or warranty made by Seller in this Agreement;

                (ii)         any breach by Seller of any covenant or agreement of Seller in this Agreement; and

                (iii)         any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

            (b)         Buyer shall indemnify and hold harmless Seller and Seller’s affiliates, employees, officers, directors, shareholders, members, agents and representatives (collectively, “Seller Indemnified Persons”) for, and will pay to Seller Indemnified Persons the amount of, any Damages (as defined above) resulting from:

                (i)         any breach of any representation or warranty made by Buyer in this Agreement;

(ii) any breach by Buyer of any covenant or agreement of Buyer in this Agreement;

                (iii)         Buyer’s operation or ownership of the Company, Holdings and the Properties after the Closing; and

                (iv)         any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

            (c)

                (i)         Promptly after receipt by an indemnified party of notice of the commencement of any proceeding (a “Proceeding”) or claim against it, such indemnified party will, if a claim is to be made against an indemnifying party under paragraph (a) or (b) above, give notice to the indemnifying party of the commencement of such claim or Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such claim or Proceeding is prejudiced by the indemnified party’s failure to give such notice.

(ii) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or the indemnifying party fails to provide reasonable assurance to the indemnified party of its ability to defend such Proceeding, in which case the indemnified party may retain its own counsel and be reimbursed for its expenses incurred in connection therewith pursuant to this paragraph), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation and except as provided above. If the indemnifying party assumes the defense of a Proceeding, (1) the same shall not be conclusive evidence for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements by an indemnified person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party or other determination binding solely on the indemnifying party; and (3) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any reasonable compromise or settlement effected by the indemnified party.

                (iii)          Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            (d)         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought, provided such notice is given prior to the first anniversary of the Closing Date.

        11.         Miscellaneous.

            (a)         This Agreement together with the other agreements referred to herein to be executed by the parties hereto constitute the sole understanding of the parties hereto with respect to the subject matter hereof.

            (b)         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

            (c)         No amendment or modification of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms and provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

(d) Any notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt if delivery is in person or by overnight courier, (ii) one day after transmission if delivery is by facsimile and (iii) three business days after mailing if delivery is by certified mail, return receipt requested, postage prepaid, in each case addressed to the applicable party as set forth in the signature page, or at such other address for a party as shall be specified by like notice.

If to Seller:	Wellsford Real Properties, Inc.
535 Madison Avenue
New York, New York 10022
Attention: James Burns, Chief Financial Officer

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Alan S. Pearce, Esq.

If to Buyer:	Beekman Acquisition LLC
c/o Mr. Jeffrey H. Lynford
535 Madison Avenue
New York, New York 10022

with a copy to:

Keane & Beane, P.C.
445 Hamilton Avenue
White Plains, New York 10601
Attention: Patrick J. O'Sullivan, Esq.

            (e)         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            (f)         This Agreement may be executed in counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

            (g)         The representations and warranties of each party hereunder shall survive the Closing for a period of one year from the Closing Date.

            (h)         Except as otherwise provided in this Agreement, each of the parties hereto shall bear its own expenses in connection with the transactions contemplated hereby.

            (i)         This Agreement shall not be assignable by any of the parties hereto, except that Buyer shall have the right to assign Buyer’s interest in this Agreement to any Person(s) in which the principals of Buyer have an interest provided that such assignment does not violate the Plan of Liquidation.

            (j)         If any provision or portion thereof of this Agreement is held to be illegal, invalid or unenforceable under any present or future law in any jurisdiction, (i) such provision or portion thereof will be fully severable in such jurisdiction, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision or portion thereof had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or portion thereof or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision or portion thereof, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to the maximum extent allowable by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER Wellsford Real Properties, Inc.
By:	/s/ James J. Burns
Name: James Burns Title: Chief Financial Officer
BUYER Beekman Acquisition LLC
By:	/s/ Edward Lowenthal
Name: Edward Lowenthal Title: Manager

EXHIBITS A. Schedule of Governmental Filings B. Schedule of Commitments C. Schedule of Insurance D. Schedule of Expenses Included in the Purchase Price

EXHIBIT A SCHEDULE OF GOVERNMENTAL FILINGS
1. Site Plan/Special Permit submitted to the Beekman Town Planning Board in November, 2005.

EXHIBIT B SCHEDULE OF COMMITMENTS
1. Diamond Horse Contract

EXHIBIT C SCHEDULE OF INSURANCE

EXHIBIT D SCHEDULE OF EXPENSES INCLUDED IN THE PURCHASE PRICE